SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 26, 2014 (November 21, 2014)

CRESTWOOD EQUITY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-34664	43-1918951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

700 Louisiana Street, Suite 2550

Houston, Texas 77002

(Address of principal executive offices)

(832) 519-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On November 21, 2014, Crestwood Equity Partners LP (the “Partnership”) entered into an agreement (the “Equity Contribution Agreement”) by and among the Partnership, Tres Palacios Holdings LLC, a Delaware limited liability company (the “Company”), BIF II Tres Aggregator (Delaware) LLC, a Delaware limited liability company (“Brookfield”), and CMLP Tres Manager LLC, a Delaware limited liability company (“Crestwood”, together with Brookfield, the “Prospective Members” and each of them a “Prospective Member”), and solely with respect to Sections 2.4.2, 4.3.2 and Articles 3 and 5 of the Equity Contribution Agreement, Crestwood Midstream Partners LP (the “Crestwood Guarantor”), and solely with respect to Sections 2.4.1, 2.6.1, 2.6.2 and Articles 3 and 5 of the Equity Contribution Agreement, Brookfield Infrastructure Fund II-A, L.P., a Delaware limited partnership (“Fund A”); Brookfield Infrastructure Fund II-A (CR), L.P., a Delaware limited partnership (“Fund A (CR)”), Brookfield Infrastructure Fund IIB, L.P., a Delaware limited partnership (“Fund B”); Brookfield Infrastructure Fund II-C, L.P., a Delaware limited partnership (“Fund C”); and Brookfield Infrastructure Fund II-D, L.P., a Delaware limited partnership (“Fund D”), Brookfield Infrastructure Fund II-D (CR), L.P., a Delaware limited (“Fund D (CR)”, and together with Fund A, Fund A (CR), Fund B, Fund C and Fund D, the “Brookfield Guarantor”).

Pursuant to the terms of the Equity Contribution Agreement, the Partnership has agreed to, at the closing of the transactions contemplated by the Equity Contribution Agreement (the “Transactions”), enter into a Membership Purchase Agreement (“MIPA”) with the Company pursuant to which the Company will acquire 100% of the membership interest in Tres Palacios Gas Storage, LLC, a Delaware limited liability company, from the Partnership, for aggregate cash consideration of $130.0 million. After the closing of the Transactions, including the transactions contemplated by the MIPA, Crestwood Guarantor will indirectly own 50.1% of the Company, with the remaining 49.9% indirectly held by Brookfield Guarantor. The Partnership indirectly owns Crestwood Midstream GP LLC, the general partner of Crestwood Guarantor and, consequently, manages and controls Crestwood Guarantor. As of September 30, 2014, the Partnership also owned approximately 4% of Crestwood Guarantor’s limited partnership interests and 100% of its incentive distribution rights, which entitles the Partnership to receive 50% of all distributions paid by Crestwood Guarantor in excess of its initial quarterly distribution of $0.37 per common unit.

The consummation of the Transactions is subject to the satisfaction of customary closing conditions. In addition, the consummation of the Transactions is subject to the Brookfield Guarantor causing certain of its affiliates to use commercially reasonable efforts to dispose of any equity interests it holds in the Partnership within 30 days of the effective date of the consummation of the Transactions. The Partnership has also agreed to pay the Brookfield Guarantor a “break-up fee” of $20.0 million if any of the Partnership, Crestwood or the Crestwood Guarantor defaults on its obligations under the Equity Contribution Agreement. The Partnership has agreed to indemnify the Company and the Prospective Members for any losses or liabilities of the Company arising from or relating to any period prior to the closing date of the Transactions.

There is no assurance that all of the conditions to the consummation of the Transactions will be satisfied. The Partnership currently expects the Transactions to close in early December 2014.

On November 24, 2014, the Partnership issued a press release announcing the entry into the Equity Contribution Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated November 24, 2014.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD EQUITY PARTNERS LP

	By:	Crestwood Equity GP LLC,
its General Partner

Date: November 26, 2014	By:	/s/ Michael J. Campbell
Michael J. Campbell
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release dated November 24, 2014.

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